Exhibit 99

Contacts:
George E. McHenry	(512) 777-3800
Russell G. Allen	(512) 777-3800

Hanger Reports $0.62 Diluted EPS for the Fourth Quarter 2012

•                  Adjusted Diluted EPS increased 16% to $0.58

•                  Establishes 2013 Financial Guidance

Austin, Texas, February 13, 2013 — Hanger, Inc. (NYSE:HGR) announced net sales of $272.2 million for the quarter ended December 31, 2012, an increase of $24.1 million, or 9.7%, from $248.1 million for the fourth quarter of 2011.   Diluted earnings per share were $0.62 for the fourth quarter of 2012 compared to $0.52 for the same period of 2011.  Adjusted diluted earnings per share, which excludes certain tax benefits and costs related to acquisitions, the Company’s clinic management system (“Janus”) and the 2010 relocation of the Company’s corporate headquarters (“the relocation”), increased 16.0% to $0.58 for the fourth quarter of 2012, from $0.50 for the fourth quarter of 2011.

The $24.1 million, or 9.7%, increase in net sales for the fourth quarter of 2012 was the result of a $21.8 million, or 10.5%, increase in the Patient Care segment, comprised of a $9.8 million, or 4.7%, increase in same center sales and a $12.0 million increase from acquired entities; a $1.3 million, or 5.1%, increase in sales in the Distribution segment; and a $1.0 million, or 6.2%, increase in the Therapeutic Solutions segment.  Income from operations for the quarter ended December 31, 2012 was $38.9 million, compared to $34.3 million in the prior year.  Excluding costs related to acquisitions, Janus and the relocation, adjusted income from operations increased 13.1% to $39.8 million for the quarter ended December 31, 2012 from $35.2 million in the prior year. Adjusted income from operations as a percentage of revenue increased 40 basis points to 14.6% for the fourth quarter of 2012 compared to the same period in 2011, which was primarily attributable to the sales increase in the Patient Care segment combined with continued control of fixed costs.

Net sales increased $67.1 million, or 7.3%, to $985.6 million for the year ended December 31, 2012 from $918.5 million for 2011.  The sales increase was primarily the result of a $30.1 million, or 4.0%, increase in same center sales within the Patient Care segment and a $30.2 million increase from acquired entities, as well as a $6.8 million, or 6.8%, increase in sales in the Distribution segment.  Sales in the Therapeutic Solutions segment remained relatively flat compared to the prior year.  Adjusted income from operations increased 50 basis points as a percentage of sales from the prior year, for the same reasons discussed in the previous paragraph.  Diluted earnings per share were $1.84 for the year ended December 31, 2012, a 14.3% increase compared to $1.61 for 2011. Excluding certain tax benefits and costs related to acquisitions, Janus and the relocation, adjusted diluted earnings per share increased $0.22, or 13.8%, to $1.81 for the year ended December 31, 2012 from $1.59 for 2011.

The Company’s cash flow from operations increased $19.5 million to $81.3 million for the year ended December 31, 2012 compared to $61.8 million for 2011.  As of December 31, 2012, the Company had $118.7 million in total liquidity, including $19.2 million of cash and $99.5 million available under its revolving credit facility, net of $0.5 million in letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, improved to 2.8 at December 31, 2012 from 3.0 at December 31, 2011.

“We reported excellent results across the board in the fourth quarter,” commented Vinit K. Asar, President and Chief Executive Officer of Hanger.  “Patient Care finished the year strong with 4.7% same center sales growth and better than anticipated sales from acquisitions, Distribution reported 5.1% growth and Therapeutic Solutions reported sales growth for the first time in over a year during the fourth quarter. In 2012 our Patient Care same center sales increased 4.0%, we expanded adjusted operating margins by 50 bps, and we increased adjusted diluted earnings per share by 13.8%.  We anticipate 2013 will be another year of profitable growth, even as we continue to make key investments in capabilities aimed at enhancing long-term productivity. We are guiding to increase our adjusted diluted earnings per share between 11.6% and 15.5% for 2013.”

The Company expects 2013 revenues of between $1.06 and $1.08 billion, resulting from 3% to 5% same center sales growth in its Patient Care segment, along with 3% to 5% growth in both its Distribution and Therapeutic Solutions segments. The Company anticipates adjusted diluted earnings per share between $2.02 and $2.09 for 2013, excluding approximately $0.05 for training costs related to the implementation of Janus and an increase in adjusted operating margins of between 30 to 50 basis points. The Company anticipates generating cash flow from operations of between $80 million and $100 million in 2013, and investing a total of $40 million to $50 million in capital additions.  During 2013 the Company will continue its acquisition program with a goal of closing acquisitions that total approximately $20 million in annualized revenues.

A conference call to discuss these results is scheduled to begin at 9:00 a.m. Eastern, on Thursday, February 14, 2013. Those wishing to participate should call 1-877-312-5846. In addition, a replay will be available until Thursday, February 21, 2013 by dialing 1-855-859-2056 and referencing Conference ID # 85713907.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, distributes O&P devices and components, and provides therapeutic solutions to the broader post-acute market.  Through its Hanger Clinic business, Hanger is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its subsidiary Southern Prosthetic Supply, Inc. (SPS), Hanger distributes branded and private label O&P devices, products, and components in the United States. The Company provides therapeutic solutions through its Innovative Neurotronics and Accelerated Care Plus businesses.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc.

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Month Ended
	December 31,		December 31,
	2012	2011	2012	2011
Income Statement:
Net sales	$272,202	$248,088	$985,550	$918,539
Material costs	78,136	71,693	288,243	267,677
Personnel costs	89,782	80,736	340,971	322,765
Other operating expenses	55,678	52,317	190,554	178,335
Relocation expenses	—	495	—	1,185
Acquisition expenses	480	412	1,171	781
Depreciation and amortization	9,220	8,117	34,652	30,969
Income from operations	38,906	34,318	129,959	116,827
Interest expense	7,958	7,855	31,169	31,821
Income before taxes	30,948	26,463	98,790	85,006
Provision for income taxes	9,164	8,500	34,721	29,987
Net income	$21,784	$17,963	$64,069	$55,019

Basic Per Common Share Data:
Net income	$0.63	$0.53	$1.87	$1.64
Shares used to compute basic per share amounts	34,453,084	33,745,397	34,282,591	33,544,813

Diluted Per Common Share Data:
Net income	$0.62	$0.52	$1.84	$1.61
Shares used to compute diluted per share amounts	34,945,547	34,260,030	34,832,830	34,220,256

Reconciliation of GAAP financial measures to Non-GAAP financial measures:

Income from operations	$38,906	$34,318	$129,959	$116,827
Relocation expenses	—	495	—	1,185
Acquisition expenses	480	412	1,171	781
Janus expenses	438	—	533	—
Adjusted Income from operations	$39,824	$35,225	$131,663	$118,793

Net income	$21,784	$17,963	$64,069	$55,019
Relocation expenses	—	495	—	1,185
Acquisition expenses	480	412	1,171	781
Janus expenses	438	—	533	—
Tax effect of adjustments	(344)	(354)	(638)	(767)
Non-recurring tax benefits	(2,080)	(1,320)	(2,080)	(1,780)
Adjusted net income	$20,278	$17,196	$63,055	$54,438

Adjusted net income per diluted share	$0.58	$0.50	$1.81	$1.59

	Three Months Ended		Twelve Month Ended
	December 31,		December 31,
	2012	2011	2012	2011
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Material costs	28.7%	28.9%	29.2%	29.1%
Personnel costs	33.0%	32.5%	34.6%	35.1%
Other operating expenses	20.4%	21.1%	19.4%	19.4%
Relocation expenses	0.0%	0.2%	0.0%	0.1%
Acquisition expenses	0.2%	0.2%	0.1%	0.1%
Depreciation and amortization	3.5%	3.3%	3.5%	3.4%
Income from operations	14.2%	13.8%	13.2%	12.8%
Interest expense	2.9%	3.2%	3.2%	3.5%
Income before taxes	11.3%	10.6%	10.0%	9.3%
Provision for income taxes	3.3%	3.4%	3.5%	3.3%
Net income	8.0%	7.2%	6.5%	6.0%

Adjusted income from operations	14.6%	14.2%	13.4%	12.9%
Adjusted net income	7.4%	6.9%	6.4%	5.9%

Hanger, Inc.

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Cash Flow Data:
Cash flow provided by operations	$22,312	$24,654	$81,319	$61,804
Capital expenditures	$7,429	$6,370	$32,306	$28,674
Increase/(decrease) in cash and cash equivalents	$(36,409)	$11,459	$(23,685)	$6,588

			December 31, 2012	December 31, 2011
Balance Sheet Data:
Cash and cash equivalents			$19,211	$42,896
Days Sales Outstanding (DSO’s)			58	54
Working Capital			$252,923	$241,729
Total Debt			$520,646	$508,033
Shareholders’ Equity			$504,552	$429,664

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue Mix:
Patient Care	84.2%	83.6%	82.5%	82.1%
Distribution	9.6%	10.1%	10.9%	10.9%
Therapeutic solutions	6.2%	6.3%	6.6%	7.0%

Patient Care Payor Mix:
Commercial and other	60.4%	60.9%	59.6%	60.0%
Medicare	28.0%	27.6%	28.6%	28.1%
Medicaid	5.6%	5.8%	5.7%	6.4%
VA	6.0%	5.7%	6.1%	5.5%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.